SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2003

THE ARISTOTLE CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE                                                     0-14669                                                   06-116854

(State or other                                    (Commission File Number)                                (IRS Employer

jurisdiction of incorporation)                                                                                          Identification No.)

                  96 Cummings Point Road, Stamford, CT                                                    06902

                    (Address of principal executive offices)                                                 (Zip Code)

Registrant's telephone number, including area code: (203) 324-5466

(Former name or former address, if changed since last report)

Page 1 of 2 Pages

Page 2 of 2 Pages

Item 5. Other Events and Regulation FD Disclosure

On February 27, 2003, the Company announced (i) its financial results for the fiscal year ended December 31, 2002 and (ii) that it had declared a dividend on its Series I and J Preferred Stock payable on March 31, 2003 to holders of record on March 14, 2003. The press release regarding the foregoing is incorporated into this Item 5 by reference to the press release attached hereto as an exhibit.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

    Exhibits

99.1 Fourth Quarter and 2002 year end financial information and press release dated February 27, 2003 for The Aristotle Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                          THE ARISTOTLE CORPORATION

                                                                                                            (Registrant)

Date: February 28, 2003                                                By: /s/ H. William Smith

                                                                                           Name: H. William Smith

                                                                                           Title: Vice President, General Counsel

                                                                                                     and Secretary

EXHIBITS

Exhibit 99.1 Fourth Quarter and 2002 year end financial information and press release dated February 27, 2003 for The Aristotle Corporation.

EXHIBIT 99.1

For Immediate Release News Release

Contacts:

Bill Smith or Dean Johnson

The Aristotle Corporation

Phone: 1-203-324-5466 or 1-920-563-2446

Fax: 1-203-358-0179 or 1-920-563-0234

wsmith@ihc-geneve.com

int@enasco.com

The Aristotle Corporation Announces

Fiscal 2002 Results and Declares Semi-Annual Preferred Dividends

Stamford, CT, February 27, 2003 - The Aristotle Corporation (NASDAQ: ARTL; ARTLP) today announced its fiscal 2002 operating results. These are the first fiscal results following the June 17, 2002 merger of Aristotle with Nasco International, Inc. ("Nasco"). Since the transaction was accounted for as a reverse merger, the historical information is that of Nasco. In addition, Aristotle has adopted Nasco's fiscal year-end of December 31.

Fiscal 2002 Results

For the twelve months ended December 31, 2002, revenue increased to $165.9 million from $162.0 million for the twelve months of 2001. Net income from operations before extraordinary gain increased to $10.1 million from $8.8 million. Net income applicable to common shareholders before extraordinary gain but after the accretion of preferred dividends from the June 17th merger date to December 31, 2002 was $5.4 million, or $.33 per diluted share, compared with $8.8 million, or $.59 per diluted share, in 2001. The extraordinary gain of $20.2 million resulted principally from the recognition through purchase accounting of $30.7 million of tax benefits, partially offset by the elimination of Aristotle's pre-merger goodwill and long-term assets of $8.3 million. On a pro forma basis as if the merger had been consummated on January 1, 2001, net income applicable to common shareholders for the twelve months ended December 31, 2002 would have been $2.3 million, or $.14 per diluted share, compared with $1.2 million, or $.07 per diluted share, for the same period of 2001.

For the three months ended December 31, 2002, revenue was $32.6 million compared to $33.0 million for the fourth quarter of 2001, while net income from operations was $1.0 million versus $1.5 million. After providing for preferred dividends in the 2002 quarter of $2.1 million, Aristotle showed a fourth quarter loss applicable to common shareholders of $1.1 million, or ($.07) per diluted share, compared to a profit applicable to common shareholders of $1.5 million, or $.10 per diluted share in the 2001 fourth quarter during which no preferred stock was outstanding. As part of the merger agreement between Aristotle and Nasco, $72.0 million of preferred stock was issued on June 17, 2002 to both Aristotle and Nasco shareholders. On a pro forma basis as if the merger had been consummated on January 1, 2001, Aristotle would have shown a net loss of $.2 million, or ($.01) per diluted share, for the three months ended December 31, 2001.

In the 2002 second quarter, Aristotle adopted a change in accounting principles to recognize the fair value of stock options granted on or after January 1, 2002 as an expense on its income statement. The change reduced net income applicable to common shareholders in the twelve months and three months ended December 31, 2002 by $.2 million and $.1 million, respectively. The 2002 results also include expenses of $.9 million related to purchase accounting valuations of certain inventories which had been written-up to fair market value at the date of merger, and $.4 million related to payments due in connection with previously announced management changes.

"Although results were negatively impacted in the 2002 fourth quarter as Nasco faced continuing concerns over state education budgets," said Steven B. Lapin, Aristotle's President and Chief Operating Officer, "the diversity of Aristotle's product lines, extending into other markets, such as its highly profitable Nasco and Simulaids health care training units, and the continued success of Spectrum's Canadian education operations, provided alternative sources of revenue and income growth throughout the year." Mr. Lapin also indicated that "Aristotle's 2002 results include Simulaids for only the post-merger period, and, further, that Aristotle had, as of the end of 2002, sold its interest in Safe Passage International, a computer-based training company which had burdened Aristotle's income stream during the year."

"Effective management of operating expenses at all business units continued to provide an economic cost structure, yielding extremely favorable returns for shareholders in 2002," said Dean Johnson, Aristotle's Chief Financial Officer, who added that "the reported income is shown after-tax, but approximately $3.5 million of cash from 2002 post-merger operations was retained in Aristotle as a result of the utilization of federal net operating tax loss carryforwards which are recognized on Aristotle's year-end balance sheet as an asset of $27.7 million ." Mr. Johnson further noted that "during 2002, Aristotle had reduced its long-term debt by $8.4 million, and recorded a charge against earnings applicable to common shareholders of $4.6 million for cash dividends on its outstanding preferred stock."

Declaration of Semi-Annual Dividend

Aristotle also announced today that it has declared the semi-annual cash dividends of $.33 and $.36 per share, respectively, on its outstanding shares of Series I Preferred Stock and Series J Preferred Stock. The dividends are payable on March 31, 2003, to holders of record on March 14, 2003. Dividends are payable on Aristotle's Preferred Stock on March 31 and September 30, if and when declared by Aristotle's Board of Directors.

About Aristotle

The Aristotle Corporation, founded in 1986, and headquartered in Stamford, CT, is a leading manufacturer and global distributor of education, health and agricultural products. A selection of over 80,000 items is offered, primarily through catalogs carrying the brand of Nasco (founded in 1941), as well as those bearing the brands of Simulaids, Triarco, Summit Learning, Hubbard Scientific, Scott Resources and Spectrum Educational Supplies. Products include educational materials and supplies for substantially all K-12 curricula, molded plastics, biological materials and items for the agriculture, senior care, cardiopulmonary resuscitation, fire and emergency rescue and food industries. Aristotle has approximately 750 employees at its operations in Fort Atkinson, WI, Modesto, CA, Fort Collins, CO, Plymouth, MN, Woodstock, NY, Chippewa Falls, WI, and Aurora, Ontario, Canada.

There are approximately 17 million shares outstanding of Aristotle common stock (NASDAQ: ARTL) and 1 million shares outstanding of 11%, cumulative, convertible, voting, Series I preferred stock (NASDAQ: ARTLP); there are also approximately 11 million privately-held shares outstanding of 12%, cumulative, non-convertible, non-voting shares of Series J preferred stock. Aristotle has approximately 4,000 shareholders of record.

Further information about Aristotle can be obtained on its website, at www.aristotlecorp.net.

Safe Harbor Under Private Securities Litigation Reform Act of 1995

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: (i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently negotiate and consummate additional acquisitions; (iii) the ability of Aristotle to manage any to-be acquired companies; (iv) the ability of Aristotle to retain and utilize its federal net operating tax loss carryforward position; and (v) general economic conditions. As a result, Aristotle's future development efforts involve a high degree of risk. For further information, please see Aristotle's filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K.

THE ARISTOTLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATION

(Unaudited)

	Three Months Ended December 31, (In Thousands*)		Twelve Months Ended December 31, (In Thousands*)
Net revenue Costs of goods sold Gross profit	$32,610 20,537 12,073	33,004 20,845 12,159	$165,947 107,005 58,942	$161,960 105,447 56,513
Operating expenses Operating income	10,064 2,009	9,060 3,099	40,644 18,298	39,273 17,240
Other income (expense), net Income before income taxes and minority interest	(233) 1,776	(386) 2,713	(1,631) 16,667	(2,704) 14,536
Income tax expense	(738)	(1,245)	(6,594)	(5,860)
Income before minority interest Minority interest Income before extraordinary gain	1,038 ____-- 1,038	1,468 ___31 1,499	10,073 ____-- 10,073	8,676 ___99 8,775
Preferred dividends Income (loss) available to common shareholders before extraordinary gain Extraordinary gain Net income (loss) available to common shareholders	2,149 (1,111) -- _______ $(1,111)	____-- 1,499 -- ______ $1,499	4,647 5,426 20,237 ______ $25,663	____-- 8,775 -- ______ $8,775
Basic earnings per common share:
Income (loss) before extraordinary gain Extraordinary gain Net income (loss) per share - Basic	$(0.07) ___-- $(0.07)	$0.10 ___-- $0.10	$0.34 1.26 $1.60	$0.59 ___-- $0.59
Diluted earnings per common share:
Income (loss) before extraordinary gain Extraordinary gain Net income (loss) per share - Diluted	$(0.07) ___-- $(0.07)	$0.10 ___-- $0.10	$0.33 1.25 $1.58	$0.59 ___-- $0.59
Weighted average share: Basic Diluted	17,031,687 17,031,687	15,000,000 15,000,000	16,102,121 16,205,602	15,000,000 15,000,000

*Except share and per share amounts

THE ARISTOTLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
	December 31 2002 (In Thousands)	December 31 2001 (In Thousands)
ASSETS Cash, cash equivalents & marketable securities Accounts receivable Inventories Deferred income taxes Other current assets Total current assets	$11,299 12,452 27,941 7,251 7,766 66,709	$4,465 13,661 24,326 1,176 6,363 49,991
Deferred income taxes Property, plant and equipment Goodwill and other assets Total assets	21,761 9,153 7,438 $105,061	423 9,561 7,461 $67,436
LIABILITIES AND STOCKHOLDERS EQUITY Current maturities of long term debt Other liabilities Accrued dividends payable Total current liabilities	$9,108 10,506 2,150 21,764	8,403 9,079 ____-- 17,482
Long-term debt, less current maturities	27,579	36,027
Stockholders' equity Total liabilities and stockholders' equity	55,718 $105,061	13,927 $67,436